EXHIBIT 4.4

DIFFERENCE
CAPITAL

Financial Statements

December 31, 2018

Independent Auditor's Report

To the Shareholders of Difference Capital Financial Inc.:

Opinion

We have audited the financial statements of Difference Capital Financial Inc. (the "Company"), which comprise the statements of financial position as at December 31, 2018, and the statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2018, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Matter

The financial statements of the Company for the year ended December 31, 2017, were audited by another auditor who expressed an unmodified opinion on those financial statements on April 2, 2018.

Other Information

Management is responsible for the other information. The other information comprises Management's Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. We obtained Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

MNP

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.
- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
- Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Jaspreet Chahal.

MNP LLP

Toronto, Ontario

Chartered Professional Accountants

April 1, 2019

Licensed Public Accountants

MNP

STATEMENTS OF FINANCIAL POSITION

As at Amounts in thousands of Canadian dollars (except per share amounts)		December 31, 2018		December 31, 2017
ASSETS				
Current				
Cash and cash equivalents	**$**	**6**	$	9,284
Distribution receivables *[note 4]*		**—**		341
Marketable securities *[note 5]*		**169**		368
Investments *[notes 6 & 16]*		**1,000**		—
Prepaid expenses, deposits and other receivables		**61**		68
Interest receivable		**101**		53
Total current assets		**1,337**		10,114
Investments *[notes 6 & 16]*		**63,129**		66,919
Total assets	**$**	**64,466**	$	77,033
LIABILITIES				
Current				
Accounts payable and accrued liabilities	**$**	**783**	$	208
Due to related parties *[notes 7 & 16]*		**15,036**		2,261
Accrued interest on convertible debentures		**—**		970
Convertible debentures *[notes 8 & 14c]*		**—**		28,556
Total current liabilities		**15,819**		31,995
Private debentures *[notes 9 & 14c]*		**6,700**		—
Total liabilities		**22,519**		31,995
SHAREHOLDERS' EQUITY				
Share capital *[note 10]*		**134,357**		134,429
Equity component of convertible debentures *[note 8]*		**—**		2,151
Contributed surplus		**81,479**		79,131
Deficit		**(173,889)**		(170,673)
Total shareholders' equity		**41,947**		45,038
Total liabilities and shareholders' equity	**$**	**64,466**	$	77,033
Net Asset Value per share *[notes 2 & 20]*	**$**	**7.21**	$	7.74

See accompanying notes, which are an integral part of these financial statements.

On behalf of the Board of Directors:

"Corey Delaney"
Director

"Henry Kneis"
Director

DIFFERENCE CAPITAL FINANCIAL INC.
3

STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

Years ended December 31, Amounts in thousands of Canadian dollars (except for common shares and per share amounts)		2018		2017
NET REALIZED AND UNREALIZED GAIN (LOSS)				
Net realized gain (loss) on disposal of investments and marketable securities	$	619	$	(1,391)
Net change in unrealized gain on investments and marketable securities		930		4,593
		1,549		3,202
OTHER INCOME				
Advisory fees		40		—
Interest, dividends and other income *[note 16]*		584		1,602
(Loss) gain on repurchase and redemption of convertible debentures *[note 8]*		(176)		9
		448		1,611
EXPENSES				
Employee compensation and benefits *[note 19]*		1,650		1,271
Professional fees		920		811
General and administrative		333		371
Provision for uncollectible receivables		—		186
Harmonized sales tax		—		89
Financing costs		2,229		3,230
Transaction costs		81		36
Total expenses		5,213		5,994
Net loss and comprehensive loss	$	(3,216)	$	(1,181)
Weighted average number of common shares outstanding *[note 18]*				
Basic and diluted		5,815,924		5,838,349
Loss per share *[note 18]*				
Basic and diluted		$(0.55)		$(0.20)

See accompanying notes, which are an integral part of these financial statements.

DIFFERENCE CAPITAL FINANCIAL INC.
4

STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, Amounts in thousands of Canadian dollars	2018	2017
Share capital		
Balance, beginning of the year	**$ 134,429**	$ 135,397
Normal course issuer bid common shares repurchased and cancelled *[note 10]*	**(72)**	(968)
Balance, December 31	**134,357**	134,429
Equity component of convertible debentures		
Balance, beginning of the year	**2,151**	2,180
Normal course issuer bid convertible debentures repurchased and cancelled *[note 8]*	**(2,151)**	(29)
Balance, December 31	**—**	2,151
Contributed surplus		
Balance, beginning of the year	**79,131**	78,143
Stock option expense *[note 12]*	**131**	178
Normal course issuer bid common shares repurchased and cancelled *[note 10]*	**66**	799
Normal course issuer bid convertible debentures repurchased and cancelled *[note 8]*	**2,151**	11
Balance, December 31	**81,479**	79,131
Deficit		
Balance, beginning of the year	**(170,673)**	(169,492)
Net loss	**(3,216)**	(1,181)
Balance, December 31	**(173,889)**	(170,673)
Net change in equity during the year	**(3,091)**	(1,190)
Equity, beginning of the year	**45,038**	46,228
Balance, December 31	**$ 41,947**	$ 45,038

See accompanying notes, which are an integral part of these financial statements.

DIFFERENCE CAPITAL FINANCIAL INC.
5

STATEMENTS OF CASH FLOWS

Years ended December 31, Amounts in thousands of Canadian dollars		**2018**		**2017**
OPERATING ACTIVITIES				
Net loss for the year	**$**	**(3,216)**		(1,181)
Items not affecting cash:				
Net realized (gain) loss on disposal of investments and marketable securities		**(619)**		1,391
Net change in unrealized gain on investments and marketable securities		**(930)**		(4,593)
Amortization of financing costs on convertible debentures		**475**		883
Loss (gain) on repurchase/redemption of convertible debentures		**176**		(9)
Conversion of interest revenue into equities and debentures		**(281)**		(498)
Stock option expense *[note 12]*		**131**		178
Net change in non-cash working capital balances		**(2,416)**		4,847
Purchase of marketable securities		**—**		(2,224)
Proceeds from disposal of marketable securities		**485**		584
Purchase of investments		**(5,933)**		(5,549)
Proceeds from disposal and maturity of investments		**10,989**		5,251
Cash (used in) operating activities		**(1,139)**		(920)
FINANCING ACTIVITIES				
Proceeds from issuance of private debentures *[note 9]*		**6,700**		—
Proceeds from related party loans *[notes 7 and 16]*		**14,226**		
Redemption of convertible debentures *[note 8]*		**(29,161)**		—
Normal course issuer bid common shares repurchased and cancelled *[note 10]*		**(9)**		(171)
Normal course issuer bid convertible debentures repurchased and cancelled *[note 8]*		**—**		(394)
Cash used in financing activities		**(8,244)**		(565)
Net (decrease) in cash during the year		**(9,383)**		(1,485)
Cash and cash equivalents, beginning of the year		**9,284**		10,848
Effect of exchange rate changes on cash and cash equivalents		**105**		(79)
Cash and cash equivalents, end of the year	**$**	**6**	$	9,284
Interest received	**$**	**570**	$	850
Dividends received		**13**		160
Interest paid		**1,754**		2,348

See accompanying notes, which are an integral part of these financial statements.

DIFFERENCE CAPITAL FINANCIAL INC.
6

SCHEDULE OF INVESTMENTS

Amounts in thousands of Canadian dollars	INVESTMENT TYPE	COUNTRY	December 31, 2018 AVERAGE COST $	FAIR VALUE $
FINANCIAL TECHNOLOGIES				
Carta Solutions Holding Corporation	equity securities & warrants	Canada	4,996	
Ethoca Solutions Inc.	equity securities	Canada	1,508	
Mogo Finance Technology Inc.	equity securities	Canada	10,408	
			16,912	14,729
HEALTHCARE				
BrainScope Company Inc.	equity securities	United States	1,950	
Cardiac Dimensions Pty. Ltd.	equity securities	United States	2,492	
			4,442	3,641
INTERNET				
BuildDirect.com Technologies Inc.	equity securities	Canada	8,509	
Vision Critical Communications Inc.	equity securities	Canada	4,997	
Scribble Technologies Inc.	equity securities	Canada	4,608	
Hootsuite Media Inc.	equity securities	Canada	2,080	
			20,194	8,716
MEDIA and MEDIA TECHNOLOGIES				
Blue Ant Media Inc.	equity securities	Canada	4,787	
Cricket Media Group Ltd.	convertible debentures	Canada	4,575	
			9,362	4,979
TECHNOLOGIES				
Vena Solutions	equity securities	Canada	4,677	
Baanto International Ltd.	equity securities	Canada	3,770	
Other	convertible debentures, equity securities	Canada & U.S.	751	
			9,198	15,927
OTHER				
Difference RM Holdings Corp.	equity securities	United States	6,320	
Waterloo Innovation Network LP	limited partnership units	Canada	2,000	
Wekerloo Developments Inc.	loan	Canada	1,000	
Other	convertible debentures, equity securities and units	Canada	546	
			9,866	16,138
TOTAL INVESTMENTS			**69,974**	**64,129**

DIFFERENCE CAPITAL FINANCIAL INC.
7

SCHEDULE OF INVESTMENTS (continued)

PORTFOLIO INVESTMENTS AND FAIR VALUE

Significant purchases, sales and changes in valuation of investments for the year ended December 31, 2018 included the following:

Baanto International Ltd. (“Baanto”)

Based on peer group valuations as well as current and future revenue expectations at Baanto, the Company has reduced its carrying value of Baanto preference shares by $0.6 million.

Blue Ant Media Inc. (“Blue Ant”)

The Company has reassessed the fair market value of its Blue Ant given reduced multiples of its peer group and recorded an unrealized loss of $0.8 million in 2018.

BrainScope Company Inc. (“BrainScope”)

While it has made significant clinical progress, BrainScope raised additional capital subsequent to year-end that ranks in priority to the preferred shares held by the Company at December 31, 2018. The Company therefore reduced the December 31, 2018 carrying value of such BrainScope shares by $1.4 million. The Company later purchased $0.5 million of shares in this post-year-end offering by BrainScope (see Note 21).

Carta Solutions Holding Corporation (“Carta”)

The Company made a new small bridge loan that was subsequently converted into Carta Class A preferred shares. An existing loan of $1.3 million, including accrued interest, was converted into Class B preferred shares. Common shares of Carta will be exchanged for Class C Preferred shares on a 1-for-3 basis.

Difference RM Holdings Corp. (“Difference RM”)

The Company sold its ownership interest in the 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. As at December 31, 2018, the Company’s carrying value in Difference RM reflects loan receivable and cash held by Difference RM USA Holding Inc. (see note 7 for additional details).

Ethoca Solutions Inc. (“Ethoca”)

A revaluation due to revenue and product growth and positive secondary market activity has resulted in the Company increasing its carrying value of Ethoca by $2.8 million in 2018.

Mogo Finance Technology Inc. (“Mogo”)

During the year ended December 31, 2018, the Company sold all of its $4.0 million of Mogo convertible debentures for no material gain, reinvested an additional $5.8 million in Mogo common shares and received $0.2 million worth of Mogo common shares in lieu of interest. The Company marks to market its investments in Mogo, resulting in approximately $4.2 million of unrealized loss in 2018.

Thunderbird Entertainment Inc. (“Thunderbird”)

The Company sold its investment stake in Thunderbird and used the funds generated towards repayment of its Convertible Debentures. The Company recorded a realized loss of $0.3 million in its Thunderbird investments in 2018, partially offset by dividends received on its Thunderbird preferred shares.

TouchBistro Inc. (“TouchBistro”)

The Company sold its investment in Touchbistro for gross proceeds of $1.0M, resulting in a realized gain of $0.8M.

Vena Solutions Inc. (“Vena”)

In February 2018, the Company converted its Vena convertible debentures into common shares. Subsequent to year-end, the Company sold the majority of its common shares in Vena. Unrealized gain for 2018 on the Company’s Vena investment was $8.3 million.

DIFFERENCE CAPITAL FINANCIAL INC.

SCHEDULE OF INVESTMENTS (continued)

Waterloo Innovation Network LP (“WIN Fund”)

WIN Fund has chosen to write down to nil one of its two remaining investments as at December 31. The Company has estimated the impact to WIN Fund’s net asset value and has reduced its carrying cost by $1.0 million in 2018.

Other

The Company wrote down its investments in ScribbleLive Technologies Inc. and Waterloo Innovation Network LP totalling $2.3M. The Company recorded $1.6 million of unrealized foreign currency translation gain in the Company’s U.S. investments.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

1.	COMPANY INFORMATION

Difference Capital Financial Inc. (“Difference Capital” or the “Company”) is a publicly listed company on the Toronto Stock Exchange (TSX: DCF) incorporated and domiciled in Canada. The registered address of the Company is Wildeboer Dellelce Place, Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1.

Difference Capital is an investment company focused on creating shareholder value through strategic investments in growth companies. The Company aims to generate medium- to long-term capital growth by investing in a diversified investment portfolio consisting predominantly of securities of private companies, particularly in the technology, media and healthcare sectors.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These audited financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These financial statements were authorized for issuance by the Board of Directors of Difference Capital on April 1, 2019. The following are the significant accounting policies used in the preparation of these financial statements:

Basis of presentation and going concern considerations

The financial statements of Difference Capital have been prepared on a going concern basis and under the historical cost convention, except for marketable securities and investments, which are measured at fair value. The financial statements are presented in Canadian dollars, which is also the Company’s functional currency. These financial statements do not include adjustments to the carrying values of the assets and liabilities that would be necessary if the going concern assumption was not appropriate. Such adjustments could be material.

On June 15, 2018, the Company redeemed $15.0 million in principal amount of its convertible unsecured subordinated debentures (the “Convertible Debentures”) outstanding and maturing on July 31, 2018. On July 31, 2018, the Company repaid the remaining $14.2 million principal amount of the Convertible Debentures (see Note 8 for additional disclosure on the redemption and repayment).

To fulfill its Convertible Debenture repayment obligation, the Company generated funds this year from the sale of investments, including its ownership interest in a 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. In addition, the Company issued a non-brokered private placement of senior debentures for aggregate gross proceeds of $6.7 million (see Note 9 for additional details on these “Private Debentures”).

Management closely monitors the liquidity of its portfolio holdings and plans its cash usages methodically in order to satisfy its financial obligations and meet its working capital needs. In the fourth quarter of 2018 in particular, the Company sought to partially monetize one or more of its assets in order to generate cash. As at year-end, the Company had minimal cash resources and a working capital deficit. Nevertheless, the Company was able to meet its obligations to Private Debenture holders and vendors, and announced on January 9, 2019 that its cash position had increased dramatically as a result of the sale of the majority of its holdings in Vena (see Note 21). Immediately thereafter, the Company was able to redeem all of its Private Debentures eighteen months prior to their maturity (also see Note 21).

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Due to the illiquid nature of the private and smaller capitalization public investments in the portfolio, the continued success of management’s liquidity plan cannot be assured and may be subject to significant change.

Standards effective January 1, 2018

(i)	IFRS 9 FINANCIAL INSTRUMENTS

Classification and subsequent measurement

On January 1, 2018, the Company adopted IFRS 9, Financial Instruments (“IFRS 9”), which replaces the guidance in IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”).

The new standard provides a new approach for the classification of financial assets, which is based on the entity’s business model for managing financial assets and the contractual cash flow characteristics of the financial assets.

Under IFRS 9, financial assets are classified as either fair value through profit or loss (“FVTPL”), fair value through other comprehensive income (“FVOCI”), or amortized cost; and financial liabilities are categorized as either FVTPL or amortized cost. For financial liabilities designated as fair value through profit or loss, IFRS 9 requires the presentation of the effects of changes in the liability’s credit risk in other comprehensive income instead of net income. Classification and measurement of liabilities remains generally unchanged under IFRS 9.

Upon transition to IFRS 9, the Company’s financial assets and financial liabilities previously classified as held-for-trading and those designated as fair value through profit and loss under IAS 39 are now categorized as FVTPL. All assets previously classified as loans and receivables and other liabilities under IAS 39 are now classified as amortized cost under IFRS 9. There were no changes in the measurement attributes for any of the financial assets and financial liabilities upon transition to IFRS 9.

The following is the new accounting policy for financial assets under IFRS 9:

Financial assets and financial liabilities are classified as either FVTPL or amortized cost.

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred. Regular way purchases and sales of financial assets are recognized at their trade date. The Company classifies its investments, marketable securities, and cash and cash equivalents at fair value through profit or loss. After recognition, financial assets measured at fair value with unrealized gains or losses presented in the statement of iloss and comprehensive loss in the period in which they arise. All other financial assets, including distribution receivables, deposits and other receivables, and interest receivable, are measured at amortized cost. All financial liabilities, including accounts payables and accrued liabilities, due to related parties, private debentures and convertible debentures, are classified at amortized cost using the effective interest rate method.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Standards effective January 1, 2018 (continued)

Business model assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed and information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual cash flow assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Impairment of Financial Assets

IFRS 9 replaces the “incurred loss” model in IAS 39 with an expected credit loss model (“ECL”). The new impairment model applies for all financial assets measured at amortized cost, contract assets, debt investments at FVOCI and certain off-balance sheet loan commitments and guarantees. The ECL model will generally result in an allowance for credit losses being recorded on financial assets regardless of whether there has been an actual loss event. Under IFRS 9, credit losses are recognized earlier than under IAS 39. For assets in the scope of the IFRS 9 impairment model, impairment losses are generally expected to increase and become more volatile.

As of January 1, 2018, the Company recognizes loss allowances for expected credit loss on financial assets measured at amortized cost. The Company measures loss allowance at an amount equal to lifetime expected losses for financial assets which are credit impaired. The Company considers a financial asset to be credit impaired when the borrower is more than 90 days past due and when there is objective evidence that there has been a deterioration of credit quality to the extent the Company no longer has reasonable assurance as to the timely collection of the full amount of principal and interest or/and when the Company has commenced enforcement remedies available to it under its contractual agreements. Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the asset. The adoption of the ECL model on January 1, 2018 did not have a significant impact on the financial statements. No financial assets are impaired as of December 31, 2018.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the statement of financial position as a deduction from the gross carrying amount of the financial asset.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Standards effective January 1, 2018 (continued)

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

The Company has elected not to restate its comparative financial information for the effect of applying IFRS 9, as permitted by transitional provisions within IFRS 9. There is no impact or adjustment to the current period’s opening retained earnings and comparative information continues to be presented in accordance with IAS 39.

(ii)	IFRS 15 REVENUE FROM CONTRACTS WITH CUSTOMERS

On January 1, 2018, the Company adopted IFRS 15, Revenue from Contracts with Customers (“IFRS 15”).

The principles in IFRS 15 provide a more structured approach to measuring and recognizing revenue. The new guidance includes a five-step recognition and measurement approach, requirements for accounting of contract costs, and enhanced quantitative and qualitative disclosure requirements. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The new standard did not have a material impact to the Company as interest and dividend income and gains or losses on investments and marketable securities are generated by transactions that are outside the scope of IFRS 15. The Company has no other sources of revenue outside of its investments.

Critical accounting estimates and judgments

The preparation of the Company’s financial statements in accordance with IFRS requires management to make estimates and exercise judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Key areas of estimation where management has made difficult, complex or subjective judgments include the determination of the fair value of privately held investments, which include debt and equity securities.

Business model assessment under IFRS 9 and application of the fair value option

Determining the appropriate business model and assessing whether cash flows generated by an asset constitute solely payments of principal and interest (SPPI) is sometimes complex and may require significant judgement. The objective of the Company is to achieve long-term capital appreciation and its investment portfolio is managed on a fair value basis. The Company has assessed the business model, the manner in which the investment portfolio are managed and performance evaluated as a group on a fair value basis, and concluded that FVTPL in accordance with IFRS 9 provides the most appropriate measurement and presentation of the Company’s investment portfolio.

Fair value of privately held investments

Estimating fair value requires that judgment be applied to the specific facts and circumstances of each investment. Actual results could differ from these estimates. Refer to Note 15, Fair Value Measurement, for specific disclosure on fair value estimation of privately held investments.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Critical accounting estimates and judgments (continued)

Equity-based compensation

The compensation expense for awards of stock options is estimated using the Black-Scholes option pricing model, which requires the use of assumptions. Further details regarding the assumptions used in the option pricing model are provided in Note 12.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation techniques are applied. These valuation techniques involve varying levels of management estimation and judgment, the degree of which is dependent on a variety of factors.

The fair value measurements underlying the carrying value of investments and marketable securities are classified within a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The level in the hierarchy within which the fair value measurement is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement in its entirety. The fair value hierarchy has the following levels:

(i)	Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities. The type of investments and marketable securities included in this category are publicly traded equities, debt and securities sold short;

(ii)	Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset, either directly or indirectly. The type of investments included in this category include less liquid and restricted equity securities and certain over-the-counter derivatives; and

(iii)	Level 3	Inputs for the asset or liability that are not based on observable market data. Investments classified within this category consist of private equity and debt securities.

See Note 15, Fair Value Measurement, for additional disclosure of the Company’s investments and marketable securities by the level in the fair value hierarchy into which the fair value measurement is categorized and the Company’s valuation techniques that involve unobservable inputs.

Investments in associates and subsidiaries

The Company has determined that it meets the definition of an “investment entity” and as a result, it measures subsidiaries and associates at FVTPL as required by IFRS 10. An investment entity is an entity that obtains funds from one or more investors for the purpose of providing them with investment management services, commits to its investors that its business purpose is to invest funds solely for returns from capital appreciation, investment income, or both, and measures and evaluates the performance of substantially all of its investments on a fair value basis. The Company believes it meets all of the requirements listed above. Refer to Note 7 for specific disclosures related to investments in associates and subsidiaries.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Equity-based compensation

The Company has an incentive stock option plan (the “Stock Option Plan”), as amended and restated on June 13, 2013, for the directors, officers and employees of the Company.

The Company uses the fair value method to account for stock options. The fair value of stock options, determined on the grant date, using the Black-Scholes option pricing model, is expensed using the graded vesting method over the vesting period as compensation expense with a corresponding increase in contributed surplus. When the options are exercised, amounts originally recorded against contributed surplus as well as any consideration paid by the option holder is credited to share capital.

The amount recognized as compensation expense is adjusted to reflect the number of stock options for which the related service conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of stock options that meet the related service condition at the vesting date.

Cash and cash equivalents

Cash consists of deposits held with financial institutions and cash equivalents consist of bank term deposits with original maturities of three months or less.

Foreign currency translation

The value of assets and liabilities quoted in foreign currencies are translated into Canadian dollars at the exchange rate in effect on the relevant statement of financial position date. Purchases and sales of investments, income and expenses are translated into Canadian dollars at the foreign exchange rates prevailing on the dates of such transactions. Foreign exchange gains or losses are included in income in the period in which they occur.

Revenue recognition

Realized gain or loss on disposal of investments and marketable securities and unrealized gain or loss on investments and marketable securities are determined based on the weighted average cost. Interest income is recorded on an accrual basis. Dividend income is recognized on the ex-dividend date.

Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated using the weighted average number of shares that would have been outstanding during the period had all potential common shares been issued at the beginning of the period, or when other potential dilutive instruments were granted or issued, if later. Refer to Note 18 for specific disclosures on earnings (loss) per share.

Income tax

Income tax expense is composed of current and deferred tax. Income tax expense is recognized in the statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity or other comprehensive income.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Income tax (continued)

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences, and the carryforward of non-capital losses, can be utilized. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same taxation authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future profit will allow the deferred tax asset to be recovered and/or the carrying value of temporary differences exceed their tax basis. Refer to Note 11 for specific disclosure on income taxes.

Convertible debentures

Convertible debentures are separated into their liability and equity components on the statements of financial position. The liability component is initially recognized at fair value, determined as the net present value of future payments of interest and principal, discounted at the market rate for similar non-convertible liabilities at the time of issue. The liability component is subsequently measured at amortized cost, using the effective interest method, until extinguished upon conversion, retraction, maturity or repurchase. The initial carrying value of the convertible debenture is allocated to its equity and liability components. The equity component is assigned the residual amount after deducting from the fair value of the convertible debt as a whole, the amount separately determined for the liability component. The value of the equity component is not remeasured subsequent to initial recognition. On conversion or upon expiration, the carrying value of the equity component is transferred to contributed surplus. Any directly attributable transaction costs associated with the convertible debentures are allocated to the liability and equity components in proportion to their initial carrying amounts. Refer to Note 8 for specific disclosure on convertible debentures.

Future accounting changes

The Company continues to monitor the potential changes proposed by the IASB and considers the impact changes in the standards would have on the Company’s operations.

IFRS 16, Leases (“IFRS 16”)

On January 13, 2016, the IASB issued IFRS 16 Leases. The new standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial adoption of IFRS 16. IFRS 16 will replace IAS 17 Leases.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Future accounting changes (continued)

This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors.

The Company intends to adopt IFRS 16 in its financial statements for the annual period beginning on January 1, 2019. The extent of the impact of adoption of the standard is not expected to have a significant impact, as the Company has no material leases.

3.	IMPAIRMENT

As at December 31, 2018, there were no interest or other receivables identified as impaired [2017 - nil]. The movements in the provision for impairment of interest and other receivables were as follows:

$000
Provision, as at January 1, 2017	3
Provision for uncollectible receivables	183
Provision utilized	(186)
Provision, as at December 31, 2017 and December 31, 2018	-

Refer to Note 14 on credit risk, which discusses how the Company seeks to mitigate credit risk where possible.

4.	DISTRIBUTION RECEIVABLES

Distribution receivables as at December 31, 2018 were nil, (2017 - $0.3 million). At the end of 2017, the distribution receivables represented funds held in escrow from the sale of BTI Systems Inc. to cover potential indemnification claims. The full escrow amount was received from BTI Systems Inc. in April 2018.

5.	MARKETABLE SECURITIES

Marketable securities consist of the following:

As at December 31	2018	2017
	$000	$000

Equity securities	169	368
	169	368

The remainder of this page is intentionally blank.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

6.	INVESTMENTS

Investments consist of the following by investment type:

As at December 31	2018 $000	2017 $000

Equity securities	47,991	38,304
Convertible debentures	-	11,180
Debentures, loans and promissory notes	1,046	2,280
Partnership interests	340	1,320
Subsidiary holding real estate (Note 7)	-	13,835
Subsidiary holding intra-company loans & cash (Note 7)	14,752	-
	64,129	66,919

See Schedule of Investments on pages 7 to 9 for further details.

7.	INVESTMENTS IN ASSOCIATES AND SUBSIDIARIES

Information about the Company’s interests in unconsolidated associates and subsidiaries are as follows:

			Ownership interest and Voting Rights %
Name	Relationship	Principal Place of Business	December 31, 018	December 31, 2017

Difference RM Holding Corp.	Subsidiary	United States	100%	100%
Gotham Analytics, LLC	Associate	United States	39%	39%
WG Limited	Associate	Canada	38%	38%

Difference RM Holding Corp. (“DRM”) owns 100% of Difference RM Holding USA Inc. (“DRM USA”), which in turn owned 52% of Difference RM Properties LLC (“DRM Properties”). DRM Properties owned a 40% tenants-in-common interest in a 618 acre parcel of undeveloped land in the City of Rancho Mirage, California, immediately to the southeast of Palm Springs. In March 2018, DRM Properties sold its ownership interest in the undeveloped land for cash and a small residual interest in the acquiring entity. In June 2018, DRM Properties received cash proceeds from the sale of the residual interest in the acquiring entity.

During the quarter ended June 30, 2018, DRM Properties distributed the initial cash proceeds from the sale, representing approximately 95% of total proceeds, to its partners. During the quarter ended September 30, 2018, DRM Properties distributed the remaining cash proceeds from the sale to its partners and was then wound up. As at December 31, 2018, the Company’s carrying value in DRM reflects the cash and loan receivable held by DRM USA.

The Company paid withholding taxes, legal, professional, and other fees and expenses on behalf of DRM Properties and recovered these amounts from DRM Properties throughout the year. During the year ended December 31, 2018, the Company paid $3.4 million in withholding taxes and expenses on behalf of DRM Properties [2017 - $0.4 million] and received nil [2017 - $0.2 million] through capital calls. As at December 31, 2018, there were no payables to or receivables from DRM Properties as the latter had been wound up in September 2018 [2017 – $2.3 million payable].

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

7.	INVESTMENTS IN ASSOCIATES AND SUBSIDIARIES (continued)

In June 2018, the Company received a loan advance of USD 5.5 million ($7.1 million) from DRM USA from the proceeds of the land sale. The Company received from DRM USA a further USD 5.3 million ($6.9 million) in loan advances during the balance of the year. As at December 31, 2018, the outstanding principal amount of loan payable was USD 10.7 million ($14.6 million). The loan is payable on demand and bears an interest rate of 2.32% per annum. The Company expects to repay the loan advance in the second quarter of 2019 upon the winding up of DRM USA.

The Company has no current commitments or intentions to provide financial or other support, including commitments or intentions to assist the subsidiaries in obtaining financial support, to the associates and subsidiaries listed above.

8.	CONVERTIBLE DEBENTURES

In July 2013, the Company issued the “Convertible Debentures” in an aggregate principal amount of $56.1 million.

The Convertible Debentures matured on July 31, 2018 and bore interest at a rate of 8% per annum payable January 31, 2014 and semi-annually thereafter. Subsequent to the Consolidation (as defined in Note 10), each $1,000 principal amount of the Convertible Debentures was convertible into 34.78 common shares of the Company, at the option of the holder, representing a conversion price of $28.75 per share. On or after July 31, 2017 and prior to the maturity date, the Convertible Debentures were redeemable in whole or in part at the option of the Company on not more than 60 days and not less than 30 days prior notice at a price equal to their principal amount plus accrued and unpaid interest. The Convertible Debentures were compound financial instruments that consisted of the debt instrument and the equity conversion feature. At initial recognition, the Company allocated the proceeds between liabilities and equity. The allocation was performed by first estimating the fair value of the Convertible Debentures, which was the liability in absence of the conversion feature using a market rate of interest of 10%. The Company then used the residual method to determine the value of the equity component represented by the conversion feature. The amounts allocated between liabilities and equity, net of transaction costs, were $48.7 million and $4.1 million, respectively.

On December 13, 2016, the Company received approval from the TSX to renew its NCIB (“2017 Debentures NCIB”) to repurchase its Convertible Debentures. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its Convertible Debentures during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2017 Debentures NCIB. Outside of these pre-determined blackout periods, debentures were purchased in accordance with management’s discretion. Pursuant to the policies of the TSX, the Company was authorized to acquire up to $3.2 million principal amount of its Convertible Debentures, representing 10% of the public float of the outstanding Convertible Debentures. The 2017 Debentures NCIB expired on December 14, 2017.

On January 29, 2018, the Company received approval from the TSX to renew its NCIB (“2018 Debentures NCIB”) to repurchase its Convertible Debentures. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its Convertible Debentures during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2018 Debentures NCIB. Outside of these pre-determined blackout periods, debentures were purchased in accordance with management’s discretion. Pursuant to the policies of the TSX, the Company was authorized to acquire up to $2.9 million principal amount of its Convertible Debentures, representing 10% of the public float of the outstanding Convertible Debentures. The 2018 Debentures NCIB expired on July 31, 2018.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

8.	CONVERTIBLE DEBENTURES (continued)

In connection with the NCIBs described above, the Company repurchased no Convertible Debentures during the year ended December 31, 2018 [2017 – $0.4 million principal amount], for an aggregate consideration of nil [2017 – $0.4 million]. Out of the amount paid, nil was recorded as a reduction to the liability component of the Convertible Debentures [2017 – $0.4 million], nil was recorded as a reduction to the equity component of the Convertible Debentures [2017 – $0.0 million], nil was recorded as a gain on repurchase of convertible debentures in the statements of income (loss) and comprehensive income (loss) [2017 – $0.0 million], and nil was recorded as an increase in contributed surplus [2017 – $0.0 million].

On June 15, 2018 (the “Redemption Date”), the Company redeemed $15.0 million of its outstanding principal amount of the Convertible Debentures. The Convertible Debentures were redeemed at par, plus accrued and unpaid interest up to but excluding the Redemption Date. On July 31, 2018, the Company repaid the remaining $14.2 million principal amount of the Convertible Debentures. Of the amounts paid to redeem or repay the Convertible Debentures, $29.0 million was recorded as a reduction to the liability component of the Convertible Debentures [December 31, 2017 – nil], $2.2 million was recorded as a reduction to the equity component of the Convertible Debentures [December 31, 2017 – nil], $0.2 million was recorded as a loss on repurchase and redemption of convertible debentures in the statements of income (loss) and comprehensive income (loss) [December 31, 2017 – nil], and $2.2 million was recorded as an increase in contributed surplus [December 31, 2017 – nil].

The changes in the liability component of the Convertible Debentures during the periods ended December 31, 2018 and 2017 were as follows:

$000
Liability component, January 1, 2017	28,059
Accretion of discount	883
Normal course issuer bid repurchased and cancelled	(386)
Liability component, December 31, 2017	28,556
Accretion of discount	476
Convertible Debentures redeemed or repaid	(29,032)
Liability component, December 31, 2018	-

The changes in the principal amount of the Convertible Debentures outstanding during the periods ended December 31, 2018 and 2017 were as follows:

$000
Principal amount, January 1, 2017	29,561
Normal course issuer bid repurchased and cancelled	(400)
Principal amount, December 31, 2017	29,161
Convertible Debentures redeemed or repaid	(29,161)
Principal amount, December 31, 2018	-

The remainder of this page is intentionally blank.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

9.	PRIVATE DEBENTURES

On June 21, 2018, the Company issued a non-brokered private placement of senior debentures (the “Private Debentures”) for aggregate gross proceeds of $6.7 million.

The Private Debentures were to mature on June 30, 2020 and bore an interest rate of 12% per annum calculated and payable quarterly, in arrears, in cash, on March 31st, June 30th, September 30th and December 31st (each an “Interest Payment Date”) in each year commencing September 30, 2018.

The Private Debentures were redeemable in whole or in part at the option of the Company on not more than 45 days and not less than 15 days prior notice at a price equal to their principal amount plus accrued and unpaid interest (the “Redemption Amount”). In the event the Private Debentures were redeemed prior to June 30, 2019, the holder was entitled to receive, in addition to the Redemption Amount, any interest that would have otherwise accrued from the redemption date through June 30, 2019. The Private Debentures were also subject to a cash covenant, whereby any cash generated from the Company’s portfolio, excluding some trading flexibility around the Company’s public positions, in excess of $4.0 million would be used to redeem Private Debentures on a pro rata basis on each Interest Payment Date, if applicable. During the year ended December 31, 2018, no Private Debentures were redeemed.

Subsequent to December 31, 2018, all of the Private Debentures were redeemed (see note 21).

10.	SHARE CAPITAL

The Company has two authorized classes of shares: an unlimited number of common shares without par value and an unlimited number of preference shares without par value, issuable in series. The common shares are listed for trading on the TSX. No preference shares have been issued.

A summary of the changes to the Company’s share capital is as follows:

	Number of Shares	Stated Value $000
Common shares, January 1, 2017	5,858,637	135,397
Normal course issuer bid repurchased and cancelled	(41,916)	(968)
Common shares, December 31, 2017	5,816,721	134,429
Normal course issuer bid repurchased	(3,100)	(72)
Common shares, December 31, 2018	5,813,621	134,357

On September 13, 2016, the Company received approval from the TSX to renew its normal course issuer bid (“2016 Common Shares NCIB”) to repurchase its common shares. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its common shares during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2016 Common Shares NCIB. Outside of these pre-determined blackout periods, shares were purchased in accordance with management’s discretion. Pursuant to the policies of the TSX, the Company was authorized to repurchase up to 1.6 million of its pre-Consolidation common shares, representing 10% of the public float of the outstanding common shares. The 2016 Common Shares NCIB expired on September 14, 2017.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

10.	SHARE CAPITAL (continued)

On January 29, 2018, the Company received approval from the TSX to renew its normal course issuer bid (“2018 Common Shares NCIB”) to repurchase its Common Shares. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its Common Shares during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2018 Common Shares NCIB. Outside of these pre-determined blackout periods, shares were purchased in accordance with management’s discretion. Pursuant to the policies of the TSX, the Company was authorized to repurchase up to 301,251 of its Common Shares, representing 10% of the public float of the outstanding Common Shares. The 2018 Common Shares NCIB expired on January 30, 2019.

In connection with the 2018 Common Shares NCIB, the Company repurchased 3,100 common shares during the year ended December 31, 2018 [2017 – 41,916] at an average cost of $2.76 per common share [2017 – $4.04] for total consideration of $72,000 [2017 – $171,000]. Contributed surplus was increased by $0.1 million [2017 – $0.8 million] for the cost of the common shares repurchased below their stated value. As of December 31, 2018, the Company is holding the 3,100 shares repurchased as treasury shares.

11.	INCOME TAXES

As at December 31, 2018, the Company has unrecognized deductible temporary differences and tax losses consisting of: capital losses of approximately $210 million [2017 – $191 million], unrealized capital losses of approximately $6.5 million [2017 - $12.5 million], and non-capital losses of approximately $50.9 million [2017 – $47.3 million] that may be carried forward to reduce income taxes in future years. If not utilized, the non-capital losses will expire as follows:

2026	283,559
2027	1,673,226
2028	2,982,447
2029	3,447,337
2030	1,120,101
2031	978,440
2032	2,309,061
2033	3,890,342
2034	11,363,927
2035	4,925,779
2036	9,113,968
2037	5,188,526
2038	3,591,137
50,867,850

The Company has not recognized any of these benefits in the financial statements as it is uncertain that these tax benefits will be utilized in the foreseeable future and accordingly, the Company has not recognized any tax recoveries in its financial statements.

The remainder of this page is intentionally blank.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

11.	INCOME TAXES (continued)

Rate Reconciliation (amounts in $000s)
A reconciliation of accounting loss to tax expense is as follows:

	2018	2017
Loss before tax	$(3,216)	(1,181)
Combined statutory Canadian federal and provincial income tax rate	26.5%	26.5%
Provision for (recovery of) income taxes based on statutory tax rate	(852)	(313)
Increase (decrease) in income taxes resulting from
Non-deductible items	24	(329)
Tax benefits not recognized	3,351	642
Prior year adjustment	(2,523)	-
Tax provision for (recovery of) income taxes	-	-

12.	STOCK OPTION PLAN

The Company has an incentive stock option plan (the “Stock Option Plan”), as amended and restated on June 30, 2013, for the directors, officers and employees of the Company.

Under the Stock Option Plan, the number of common shares that may be issued as a result of the grant of options shall not exceed 10% of the number of the then-issued and outstanding common shares of the Company at the time of grant. As at December 31, 2018, 10% of the issued and outstanding common shares was 581,362 common shares [2017 – 581,672].

During the year ended December 31, 2018, the Company granted 271,000 options [2017 – nil] to its directors, officers and employees. In March 2018, the Company granted 75,000 options to its three independent directors. Each March 2018 Series option is exercisable for a ten-year period, expiring March 5, 2028, to acquire one common share at a price of $3.00 per share. In November 2018, the Company granted 196,000 options to its officers and directors. Each November 2018 Series option is exercisable for a ten-year period, expiring November 28, 2028, to acquire one common share at a price of $2.50 per share. 405,000 options were granted in March 2016 to the Company’s directors, officers and employees. Each March 2016 Series option is exercisable for a ten-year period, expiring March 13, 2026, to acquire one common share at a price of $6.70 per share. One-third of the options of all series vested immediately; one-third of the options vest on the first anniversary of the grant date; and one-third of the options vest on the second anniversary of the grant date.

As at December 31, 2018, an additional 45,362 options [2017 – 240,005] could have been granted under the Company’s Stock Option Plan.

The fair value of the March 2018 Series and November 2018 Series of options was estimated at $1.17 and $0.75 per option, respectively, using the Black-Scholes option pricing model. The following inputs were used:

Series of option grant	March 2018	November 2018
Risk-free interest rate	2.20%	2.33%
Expected dividend yield	0%	0%
Expected share price volatility	45%	45%
Expected option life (years)	5	5
Expected forfeiture rate	9%	9%

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

12.	STOCK OPTION PLAN (continued)

Due to the short time the Company has been in existence, expected share price volatility was based on a weighted average historical share price volatility of the Company as well as a selection of peers. The weighted average expected life of the options was based on expectations of future employee behaviour. The Company estimates a 9% annual forfeiture rate based on expectation of future forfeitures. The Company will adjust the impact of the revision of original forfeiture estimates, if any, in the statements of loss and comprehensive loss, with a corresponding adjustment to equity.

The following is a summary of the stock option activity under the Company’s Stock Option Plan as at December 31, 2018 and 2017:

	Number of options	Weighted average exercise price
Options outstanding, January 1, 2017	405,000	$6.70
Options exercisable, January 1, 2017	135,000	$6.70
Options granted	-	-
Options cancelled	(55,000)	$6.70
Options outstanding, December 31, 2017	350,000	$6.70
Options exercisable, December 31, 2017	270,000	$6.70
March 2018 Series Options granted	75,000	$3.00
November 2018 Series Options granted	196,000	$2.50
Options cancelled	(85,000)	$6.70
Options outstanding, December 31, 2018	536,000	$4.65
Options exercisable, December 31, 2018	355,333	$5.67

The equity-based compensation expense under the share option plan for the year ended December 31, 2018 of $0.1 million [2017 – $0.2 million] has been included in employee compensation and benefits.

Options outstanding and exercisable as at December 31, 2018 and 2017 are as follows:

	Expiry date	Exercise Price	Options Outstanding	Options Exercisable
2018	Mar 2026	$6.70	265,000	265,000
	Mar 2028	$3.00	75,000	25,000
	Nov 2028	$2.50	196,000	65,333
2017	Mar 2026	$6.70	350,000	270,000

The remainder of this page is intentionally blank.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

13.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES

The following tables present the carrying amounts of the Company’s financial assets and financial liabilities by category under IFRS 9:

As at December 31, 2018
	FVTPL $000	amortized cost $000	Total $000
Assets
Marketable securities	169	-	169
Investments	64,129	-	64,129
Cash and cash equivalents	-	6	6
Prepaid expenses, deposits and other receivables	-	61	61
Interest receivable	-	101	101
Total Financial Assets	64,298	168	64,466
Liabilities
Accounts payable and accrued liabilities	-	783	783
Due to related parties	-	15,036	15,036
Private debentures	-	6,700	6,700
Total Financial Liabilities	-	22,519	22,519

Under IAS 39:

As at December 31, 2017
	Held for Trading $000	FVTPL Designated at Inception $000	Total $000	Loans, receivables and other liabilities $000	Total $000
Assets
Marketable securities	368	-	368	-	368
Investments	-	66,919	66,919	-	66,919
Cash and cash equivalents	-	-	-	9,284	9,284
Distribution receivables	-	-	-	341	341
Prepaid expenses, deposits and other receivables	-	-	-	68	68
Interest receivable	-	-	-	53	53
Total Financial Assets	368	66,919	67,287	9,746	77,033
Liabilities
Accounts payable and accrued liabilities	-	-	-	208	208
Due to related party	-	-	-	2,261	2,261
Accrued interest on convertible debentures	-	-	-	970	970
Convertible debentures	-	-	-	28,556	28,556
Total Financial Liabilities	-	-	-	31,995	31,995

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

14.	RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS

The Company’s business activities expose it to a variety of financial risks: market risk (which includes interest rate risk, currency risk, and price risk), credit risk, and liquidity risk. The following is a description of these risks and how they are managed:

a)	Market risk

Market risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the Company will fluctuate because of changes in market prices. Market risk includes the risk of changes in interest rates, currency exchange rates and changes in market prices due to factors other than interest rates or currency exchange rates, such as changes in equity prices, commodity prices or credit spreads.

Interest rate risk

The observable impacts on the fair values and future cash flows of financial instruments that can be directly attributable to interest rate risk include changes in net income from financial instruments whose cash flows are determined with reference to floating interest rates and changes in value of financial instruments whose cash flows are fixed in nature.

As at December 31, 2018, the Company holds the following fixed-rate debt instruments: (a) no convertible debentures [2017 – $11.2 million] with a weighted average interest rate of nil [2017 – 9.1%] and a weighted average term to maturity of nil [2017 – 1.2 years]; and (b) $1.0 million [2017 – $2.3 million] in loans with a weighted average interest rate of 10.0% [2017 – 4.6%] and a weighted average term to maturity of approximately 0.5 years [2017 – 0.0 years]. Should market interest rates rise, then the fair value of these convertible and non-convertible debentures may decrease. Conversely, should market interest rates fall, the fair value of these assets may increase. The effect of changes in interest rates on the fair value of these debt instruments is partially muted by the nature of the investments. Convertible debentures placed in early stage investees are typically less sensitive to changes in market interest rates than non-convertible debt instruments placed in more mature investees. Additionally, the economic exposure to interest rate risk is mitigated by the Company’s intention to either convert the debentures into the related underlying equities or, in the case of non-convertible debentures, to hold the instrument until maturity.

As at December 31, 2018, if interest rates were higher by 1% per annum, the potential effect to the Company would be a decrease in net income of approximately $0.0 million [2017 – $0.1 million]. If interest rates were lower by 1% per annum, the potential effect would be an increase in net income of approximately $0.0 million [2017 – $0.1 million].

Currency risk

Changes in currency rates will affect the carrying value of financial instruments denominated in currencies other than the Canadian dollar. As at December 31, 2018, the Company is primarily exposed to foreign exchange risk through its US dollar denominated investments, net of its US dollar denominated debt, of $12.4 million [2017 – $24.6 million], which represent approximately 19.2% [2017 – 31.9%] of total assets. The Company does not currently hedge its foreign currency exposure. If the Canadian dollar strengthened or weakened by 5% in relation to the foreign currencies, such investments would decrease or increase in value by approximately $0.6 million, respectively [2017 – $1.2 million].

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

14.	RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS (continued)

Price risk

Price risk is the risk of variability in fair value due to movements in equity or market prices. The Company’s marketable securities and investments are susceptible to price risk arising from uncertainties about their future values. If the fair value of these financial assets were to increase or decrease by 10%, the Company would incur an associated increase or decrease in net gain (loss) of approximately $6.4 million [December 31, 2017 – $6.7 million]. Refer to the Schedule of Investments and Notes 5 and 6 for additional details regarding the fair value of marketable securities and investments, respectively.

b)	Credit risk

Credit risk is the risk of loss due to the failure of a borrower or counterparty to fulfill its contractual obligations. The Company’s exposure to credit risk principally arises from the risk of non-payment of its debt investments or the interest due on debts provided to portfolio companies and its cash deposits held with a financial institution.

The table below analyzes the Company’s maximum exposure to credit risk at the reporting date:

As at December 31	2018 $000	2017 $000
Cash and cash equivalents	6	9,284
Distribution receivables	-	341
Convertible debentures	-	11,180
Debentures, loans and promissory notes	1,046	2,280
Accrued interest	101	53
Other receivables	61	68
	1,214	23,206

Cash deposits are held through a large Canadian bank with a credit rating of AA.

The Company’s debt investments are primarily invested in private growth companies in technology-related industries. Given the nature of lending to these types of businesses, no collateral is generally held in respect of these loans. In the event of a default on the Company’s debt investments, the Company will bear a risk of loss of principal and accrued interest of the investment. The credit quality of these debts is based on the financial performance of the underlying businesses. A change in credit quality is reflected in the fair value of the debt instrument.

As at December 31, 2018, there were $0.0 million of debts overdue [2017 – $1.3 million]. For the year ended December 31, 2018, no unrealized losses [2017 – $1.3 million] were attributable to changes in credit risk of the debt instruments.

As at December 31, 2018, no distribution and interest receivables were past due [2017 – $0.3 million]. During the year ended December 31, 2018, no impairment in respect of interest receivable [2017 – $0.2 million] was taken.

c)	Liquidity risk

Liquidity risk is the risk that the Company cannot meet a demand for cash or fund an obligation as it comes due. The Company aims to invest principally in private companies with a medium- to long-term investment horizon. These investments are inherently illiquid. Capital invested and potential capital gains are only realized when the investment is partially or fully sold, either through a merger and acqusition or initial public offering transaction, which can take years to materialize. For the majority of its investments, the Company has little to no control over the timing and management of the ultimate liquidity events.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

14.	RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS (continued)

Liquidity risk (continued)

The following are the contractual maturities of financial liabilities including estimated interest payments:

As at December 31, 2018	Less than one year $000	One to three years $000	Over three years $000	Total $000
Financial Liabilities
Accounts payable and accrued liabilities	783	-	-	783
Due to related parties	14,867	-	-	14,867
Accrued interest	169	-	-	169
Private debentures	-	6,700	-	6,700
Total Financial Liabilities	15,819	6,700	-	22,519

As at December 31, 2017	Less than one year $000	One to three years $000	Over three years $000	Total $000
Financial Liabilities
Accounts payable and accrued liabilities	208	-	-	208
Due to related parties	2,261	-	-	2,261
Accrued interest on convertible debentures	970	-	-	970
Convertible debentures	29,161	-	-	29,161
Total Financial Liabilities	32,600	-	-	32,600

Risk management

The Company manages risks on corporate investments through its approach to planning, setting of investment criteria, performance of due diligence on investment opportunities and oversight responsibilities with existing investee companies and by conducting activities in accordance with investment policies that are approved by the Board of Directors. The Company seeks to mitigate company specific business risk by investing, where possible, in the highest ranking securities in the capital structure, so as to rank ahead of the common shares of the issuer. The Company seeks to mitigate credit risk by investing, where possible, in senior debt securities and/or by limiting the amount of debt that may rank ahead of, or pari passu to, the securities being purchased. The Company seeks to mitigate interest rate risk by investing in relatively short duration convertible debentures and conventional debt – typically no longer than three years in term. The Company considers exposure to foreign currency assets as a hedge against the possible decrease in the value of the Canadian dollar.

The remainder of this page is intentionally blank.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

15.	FAIR VALUE MEASUREMENT

The following tables summarize the valuation of the Company’s financial assets and liabilities reported at fair value by the fair value hierarchy levels described in Note 2, Summary of Significant Accounting Policies:

As at December 31, 2018	Level 1	Level 2	Level 3	Total
	$000	$000	$000	$000
Equities	7,958	-	40,203	48,161
Debentures, loans and promissory notes	-	-	1,046	1,046
Partnership interest	-	-	340	340
U.S. subsidiary holding intracompany debt	-	-	14,752	14,752
Total Financial Assets	7,958	-	56,341	64,299

As at December 31, 2017	Level 1	Level 2	Level 3	Total
	$000	$000	$000	$000
Equities	6,379	-	32,293	38,672
Convertible debentures	-	4,805	6,375	11,180
Debentures, loans and promissory notes	-	-	2,280	2,280
Partnership interest	-	-	1,320	1,320
U.S. subsidiary holding real estate	-	-	13,835	13,385
Total Financial Assets	6,379	4,805	56,103	67,287

Transfers between levels of the fair value hierarchy are deemed to have occurred at the date of the event or change in circumstance that caused the transfer. Transfers from Level 1 to Level 3 were $0.1 million for the year ended December 31, 2018 (2017 – nil). There were no other transfers between the various levels of the fair value hierarchy for the years ended December 31, 2018 and 2017.

Fair value estimation

On a quarterly basis, the Company utilizes a valuation committee, consisting of members from management, investment and finance, to review and approve the valuation results of every position in the portfolio. The Company may also engage an independent valuation firm to perform an independent valuation in situations where it requires additional expertise. The valuation results are reviewed with the audit committee as part of its quarterly approval of the Company’s financial statements.

The fair value of the Company’s marketable securities and investments are determined as follows:

Listed securities

The fair value of securities traded in active markets are based on quoted market prices at the close of trading on the reporting date. The Company uses the last traded market price where the last traded price falls within the bid-ask spread. In circumstances where the last traded price is not within the bid-ask spread, the Company determines the point within the bid-ask spread that is most representative of fair value based on the specific facts and circumstances. The fair value of securities that are subject to trading restrictions are recorded at a value that takes into account the length and nature of the restrictions.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

15.	FAIR VALUE MEASUREMENT (continued)

Unlisted securities

For investments that are not publicly traded, subsequent to initial recognition, the fair value of these investments is determined by the Company using the most appropriate valuation methodology in light of the nature, facts and circumstances of the investment and its materiality in the context of the total investment portfolio.

For unlisted equity instruments:

•	Investments in which there has been a recent or in-progress funding round involving significant financing from external investors are valued at the price of the recent funding, whereby the various shareholder categories rights are taken into account in the valuation. The price is adjusted, where appropriate, if an external investor is motivated by strategic considerations.

•	Investments in which there has been a recent financing round involving only existing investors participating proportionally to their existing investments are examined as to whether specific conditions exist that could reduce the reliability of this financing round as an indication of real value. An internal financing with investors at a lower price than the valuation at the previous reporting date may indicate a decrease in value and is taken into consideration.

•	Investments that have achieved an exit after the valuation date but before finalization of the financial statements are valued based on the exit valuation, if the exit valuation was reasonably evident at the measurement date.

•	Investments in which there has been a recent private secondary market trade of meaningful volume and the transaction is undertaken by a sophisticated, arm’s-length investor are valued at the price of the recent trade and are adjusted, as appropriate, if the purchaser is motivated by strategic considerations.

•	Investments in established portfolio companies for which there has not been any recent independent funding or secondary private market transaction are valued by using revenue or earnings multiples. When valued on a multiple basis, the maintainable revenue or earnings of a portfolio company are multiplied by an appropriate multiple. The multiple is derived from the market capitalization of a peer group. Companies are selected for the peer group that are comparable with the portfolio company to be valued as to their business model and size. If the portfolio company to be valued differs in certain aspects compared with features of companies in the peer group, discounts or premiums are applied to the relevant multiple or resulting valuation.

•	Investments in early-stage companies not generating sustainable revenue or earnings and for which there has not been any recent independent funding are valued using alternative methodologies. The Company considers investee company performance relative to plan, going concern risk, continued funding availability, comparable peer group valuations, exit market conditions and general sector conditions and calibrates its valuation of each investment as appropriate.

•	Investments in limited partnerships are valued on the most recently available value of their net assets.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

15.	FAIR VALUE MEASUREMENT (continued)

•	For public company warrants (i.e., the underlying security of which is traded on a recognized stock exchange), valuation models such as the Black-Scholes model are used when there are sufficient and reliable observable market inputs. These market inputs include risk-free interest rate, exercise price, market price at date of valuation, expected dividend yield, expected life of the instrument and expected volatility of the underlying security. For private company warrants, the underlying security is not traded on a recognized stock exchange; therefore, fair value is determined consistent with other investments that do not have an active market, as described above.

Fair values for unlisted debt instruments are determined as follows:

•	Loans, debentures and promissory notes issued by investees are generally valued at the price at which the instrument was issued. The Company regularly considers whether any indications of deterioration in the value of the underlying business exist, which suggest that the debt instrument will not be fully recovered. The Company may employ discounted cash flow analysis, market comparable analysis of listed debt instruments with similar credit quality or liquidation value analysis to determine the fair value of the debt instrument.

•	Convertible debentures are valued at par if the price of the underlying common shares is less than the conversion price; valued as though converted to common shares if the price of the underlying common shares exceeds the conversion price; or valued using methodologies consistent to non-convertible debentures as discussed above.

The Company may apply a further illiquidity discount to the fair value of an investment if conditions exist that could make it challenging to monetize the investment in the near term at a price indicated by the valuation models. The amount of illiquidity discount applied requires considerable judgment and is based on the facts and circumstances of each investment.

The process of valuing investments for which no active market exists is inevitably based on inherent uncertainties, and the resulting values may differ significantly from values that would have been used had a ready market existed for the investments. These differences could be material to the fair value of investments in the portfolio.

The following table presents the changes in fair value measurements of investments classified as Level 3:

As at Year ended December 31	2018 $000	2017 $000
Opening balance, beginning of period	56,103	60,286
Purchases	179	1,852
Sales	(7,099)	(4,543)
Realized gain (loss)	506	(2,504)
Transfers	87	-
Change in unrealized gain	6,564	1,012
Balance, end of period	56,340	56,103
Total change in unrealized loss for investments held at end of year	6,546	(1,492)

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

15.	FAIR VALUE MEASUREMENT (continued)

The table below presents the valuation techniques and the nature of significant inputs used to determine the fair values of the Level 3 investments as at December 31, 2018:

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

16.	RELATED PARTY TRANSACTIONS

On November 2, 2017, the Company made a $1.0 million short term loan (see Schedule of Investments, page 6, Other) to Wekerloo Developments Inc. (“WDI”), a private commercial real estate holding company wholly-owned by Michael Wekerle, the Company’s Executive Chair who, directly and indirectly, owns approximately 47% of the Common Shares of the Company. The loan earned interest of 3.5% per annum and had an initial term of three months. WDI used the proceeds of the loan to make a payment towards the purchase of an interest in a commercial real estate investment in Waterloo, Ontario. As further consideration for making the loan, and at no additional cost, the Company had the right to become a 50% co-investor in such real estate investment. In February 2018, the Company extended the loan, plus accrued interest, to December 31, 2018 at 10%. The Company further extended the term of the loan to June 30, 2019.

On February 15, 2019, the Company exchanged its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI. The Company also invested a further $1.0 million into another 2.5% of the equity of WDI, giving the Company a 5.25% total ownership stake in the common shares of WDI based on an equity valuation of $40 million. In addition, WDI granted the Company a 2-year option to purchase another 5% of its common shares at a $50 million equity valuation.

See note 7 relating to the loan advance from DRM USA.

On October 2, 2018, a member of the Company’s management, purchased directly and indirectly $1.0 million face value of the private debentures due June 30, 2020 in the over-the-counter secondary market. The private debentures were redeemed by DCF on January 17, 2019 as per their stated terms (see also note 21 with respect to redemption of private debentures).

On December 6, 2018, Mr. Wekerle made a $0.25 million loan to the Company on a demand basis at zero interest. The loan was repaid in full on January 11, 2019.

The Company currently holds common shares (“Mogo Shares”) of Mogo Finance Technology Inc. (“Mogo”). With respect to its investment in Mogo, the Company is an associate of Mr. Wekerle. As of December 31, 2018, Mr. Wekerle holds an aggregate of 2,550,972 Mogo Shares directly and the Company holds 2,449,163 Mogo Shares. The two parties collectively have control or direction of an aggregate of 5,000,135 Mogo Shares, representing 21.5% of the issued and outstanding Mogo Shares.

Subsequent to the year-end, WDI provided a guarantee of loans totaling $25.3 million to wholly-owned corporations of Mr. Wekerle.

17.	CAPITAL MANAGEMENT

The Company’s objectives in managing capital are to maintain a capital structure that allows the Company to meet its growth objectives and build long-term shareholder value, while satisfying its financial obligations and meeting its working capital needs.

The Company’s capital consists of shareholders’ equity and the Private Debentures. The Company’s management is responsible for the management of capital. The Company’s Board of Directors is responsible for reviewing and approving the Company’s capital policy and management.

The Company continued to prudently manage its liquidity and capital and, where desirable, deleverage its statement of financial position. The Company does not have any externally imposed capital requirements.

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

17.	CAPITAL MANAGEMENT (continued)

The Company’s capital consists of the following:

As at December 31	2018	2017
	$000	$000
Shareholders’ equity	41,947	45,038
Convertible Debentures	-	28,556
Private Debentures	6,700	-
Total capital	48,647	73,594

18.	BASIC AND DILUTED LOSS PER SHARE

The following table presents the calculation of basic and fully diluted income (loss) per common share for the years ended December 31:

$000 except for common shares and per share amounts	2018	2017
	$000	$000
Basic loss per share
Net loss	(3,126)	(1,181)
Weighted average common shares	5,815,924	5,838,349
Basic loss per share	$(0.55)	$(0.20)
Fully diluted income (loss) per share
Net loss	(3,126)	(1,181)
Weighted average common shares after taking into effect dilutive convertible debentures and stock options	5,815,924	5,838,349
Fully diluted loss per share	$(0.55)	$(0.20)

In calculating fully diluted loss per common share for the years ended December 31, 2018 and 2017, the Company excluded 536,000 [2017 – 350,000] common shares related to outstanding stock options and 528,636 [2017 – 1,028,209] common shares from the conversion of the Convertible Debentures as their impact was anti-dilutive.

19.	COMPENSATION OF KEY MANAGEMENT

The remuneration of directors and other key management personnel of the Company for the years ended December 31 was as follows:

	2018	2017
	$000	$000
Short-term benefits	1,718	1,230
Stock options	131	158
Annual incentive plans	-	-
Total Compensation	1,849	1,388

In addition to their annual salary, key management personnel are entitled to an annual incentive cash bonus pool equivalent to 20% of the increase in investable assets over a hurdle rate of 3.0% per annum, with a perpetual high watermark beginning with investable assets as at December 31, 2014. Investable assets are determined by subtracting the aggregate fair value of the liabilities of the Company (excluding any convertible debentures or debenture issued by the Company) from the aggregate fair value of the assets of the Company on the date on which the calculation is being made. For the purposes of the annual incentive cash bonus calculation, investable assets exclude

DIFFERENCE CAPITAL FINANCIAL INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018 and 2017 (in Canadian dollars)

19.	COMPENSATION OF KEY MANAGEMENT (continued)

any equity and debt capital raised or repurchased by the Company during the period in which the calculation is being made. Individual bonus pool allocations to management and employees are subject to Board approval. As at December 31, 2018, no accrual for the annual incentive bonus pool was made [2017 – nil].

20.	NET ASSET VALUE

The financial statements contain references to “Net Asset Value” (“NAV”), which is a non-IFRS financial measure. The NAV is calculated by subtracting the aggregate fair value of the liabilities of the Company from the aggregate fair value of the assets of the Company on the date on which the calculation is being made and NAV per share is NAV divided by the total number of common shares of the Company outstanding as at the measurement date. The term NAV per share does not have any standardized meaning according to IFRS and therefore may not be comparable to similar measures presented by other companies.

21.	SUBSEQUENT EVENTS

In January 2019, the Company sold the majority of its holdings in Vena and generated cash of $13.4 million.

The Company used some of the proceeds from its Vena disposition to redeem early its $6.7 million of private debentures in January 2019. Consistent with the terms of the debentures, holders were paid interest through to June 30, 2019, an aggregate of $0.4 million.

In January 2019, under the 2018 Common Shares NCIB, the Company repurchased 87,800 Common Shares at a price of $4.16 for total consideration of $0.4 million, bring Common Shares outstanding to 5,725,871.

In February 2019, the Company purchased 100,000 Mogo Shares, to hold 2,549,163 such shares, or 11.0% of Mogo’s common shares outstanding. Mr. Wekerle and the Company together own 5,200,035 Mogo Shares or 22.4% of the Mogo common shares outstanding.

On February 15, 2019, the Company exchanged its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI. The Company also invested a further $1.0 million into another 2.5% of the equity of WDI, giving the Company a 5.25% total ownership stake in the common shares of WDI based on an equity valuation of $40 million. In addition, WDI granted the Company a two-year option to purchase another 5% of its common shares at a $50 million equity valuation. (See note 16.)

February 27, 2019, the Company declared a special cash dividend of $0.10 to shareholders with a record date of March 22, 2019 and payable on April 5, 2019. The aggregate amount of the dividend is approximately $0.6 million.

In March 2019, WDI provided a guarantee of loans totaling $25.3 million to wholly-owned corporations of Mr. Wekerle (see note 16).

On March 12, 2019, MasterCard announced it had entered into an agreement to acquire Ethoca. The transaction will positively impact the Company’s net asset value by approximately $4.3 million.

On April 1, 2019, the Company invested a further $0.5 million into preferred shares of BrainScope.

DIFFERENCE CAPITAL FINANCIAL INC.